EXHIBIT 23

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-10527 of the Colonel's International, Inc. on Form S-8 of our reports dated April 14, 2000, (which reports express an unqualified opinion and includes an explanatory paragraph which indicates that there are matters that raise substantial doubt about the Company's ability to continue as a going concern) appearing in this Annual Report on form 10-K of the Colonel's International, Inc. for the year ended December 31, 1999.

/s/Deloitte & Touche LLP

Ann Arbor, Michigan
April 14, 2000